Exhibit 19

TALPHERA, INC. INSIDER TRADING POLICY

(Approved on August 1, 2018)

This Insider Trading Policy of Talphera, Inc. and its subsidiaries (“Talphera” or the “Company”) outlines the restrictions and procedures that all Talphera personnel must follow. Failure to comply with these restrictions and procedures could result in a serious violation of the securities laws by you and/or Talphera and can involve both civil and criminal penalties. It is important that you review this policy carefully. The insider trading policy provides as follows:

I.	Definition of Insider: Reasons for Policy

An “insider” is a person who possesses, has access to, or is aware of material information concerning Talphera or another publicly-traded company with which Talphera has business dealings (each, a “Third Party”) that has not been fully disclosed to the public (see below for a definition of “material information”). Insiders may be subject to criminal prosecution and/or civil liability for trading (purchase or sale) in Talphera’s or a Third Party’s securities when they know material information concerning Talphera or such Third Party that has not been fully disclosed to the public (“Inside Information”).

Persons found liable for insider trading could face penalties that include (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million and (iii) civil fines of up to three times the profit gained or loss avoided. If Talphera fails to take appropriate steps to prevent insider trading, Talphera may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. Such civil penalties can also extend personal liability to Talphera’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. Finally, in addition to the potential criminal and civil liabilities mentioned above, in certain circumstances Talphera may be able to recover all profits made by an insider, plus collect other damages.

Without regard to the penalties that may be imposed by others, willful violation of this policy constitutes grounds for dismissal from the Board of Directors or termination of your employment with Talphera or, with respect to Representatives (as defined below), termination of the contract.

Insider trading proscriptions are not limited to trading by the insider alone; it is also illegal to advise others to trade on the basis of Inside Information. Liability in such cases can extend both to the “tippee” — the person to whom the insider disclosed Inside Information — and to the “tipper,” the insider himself.

Finally, insider trading can cause a substantial loss of confidence in Talphera and its securities on the part of the public and the securities markets. This could obviously have an adverse impact on Talphera and its stockholders.

II.	Applicability of Policy

This policy applies to all transactions in Talphera’s or a Third Party’s securities by “insiders.” (or where insiders provides Inside Information to enable others to make such transactions). As a rule of thumb, insiders are (1) members of the Board of Directors and officers of Talphera, (2) any employee of Talphera and its subsidiaries, and (3) any consultant, representative, or independent contractor (“Representative”) who knows Inside Information.

This policy also applies to the immediate families (defined as direct family members living in the same household) of such insiders, anyone else who lives in an insider’s household, and any family members who do not live in an insider’s household but whose transactions in the Company’s securities are directed by, or subject to, the influence of control of an insider.

In addition, this policy applies to any entities that an insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for the insider’s own account.

Finally, this policy shall continue to apply to transactions of Talphera securities by an insider even after such insider has terminated his service or employment, if such person is in possession of Inside Information when the termination occurs. In that event, the insider may not trade in Talphera securities until such information has been publicly disclosed or is no longer material.

Please contact the Chief Financial Officer or the General Counsel if you have any questions about the applicability of this policy to you.

III.	When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed by a press release across a national wire service, broadcast on widely-available radio or television programs, published in a widely- available newspaper, magazine or news website, or disclosed in public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Disclosure is considered widely disseminated when the securities markets have had the opportunity to digest the news. Generally, two full trading days after the announcement, publication or release to national wire services is regarded as sufficient.

IV.	Definition of Material Information

It is not possible to define all categories of material information. In general, information should be regarded as material if there is a likelihood that it would be considered important by an investor in making a decision regarding the purchase or sale of Talphera or Third Party securities.

Although it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material. Examples of such information include, but are not limited to:

1.	Major corporate partnering transactions or proposed acquisitions or divestitures;

2.	Results or data relating to clinical trials or pre-clinical studies;

3.	Communications and developments with government agencies, including the FDA;

4.	Resignation, loss or hiring of directors, executive officers or key personnel;

5.	Receipt, cancellation or deferral of significant contracts;

6.	New project or product announcements of a significant nature;

7.	Planned stock splits, reverse stock split or other recapitalization transactions;

8.	Significant cybersecurity risks and incidents, including vulnerabilities and breaches;

9.	New equity or debt offerings;

10.	Pending or threatened significant litigation, or the resolution of such litigation; or

11.	Financial and accounting information, including any changes in financial guidance or projection; and

12.	A change in auditors or a notification that the Company can no longer rely on an auditor’s report.

If any insider has questions as to the materiality of information, he or she should contact the Chief Financial Officer or the General Counsel for clarification. Further, any officer, director, employee or Representative who believes he or she would be regarded as an insider who is contemplating a transaction in Talphera securities must contact the Chief Financial Officer or the General Counsel prior to executing the transaction to determine if he or she may properly proceed. Officers and directors should be particularly careful, since avoiding the appearance of engaging in transactions on the basis of material undisclosed information can be as important as avoiding a transaction actually based on such information.

In addition to the requirement that employees not trade in the Company’s securities when in possession of Inside Information, certain individuals are prohibited from trading during “blackout” period trading windows described below in “Specific Requirements.”

V.	Specific Requirements

1.

Insiders may not discuss Inside Information about the Company or a Third Party with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom Talphera is doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). Insiders may not participate on Internet forums, message boards, social media sites, “chat rooms” or in other electronic discussions on the Internet concerning the activities of the Company or Third Parties, even if the insider does so anonymously. Any intention to disclose Inside Information requires the prior approval of the Chief Executive Officer, the Chief Financial Officer or the General Counsel, and must otherwise comply with the Company’s policies, including the Company’s Code of Business Conduct and Ethics and any Company communication policies.

2.

Insiders may not engage in a transaction (purchase or sale) in Talphera or Third Party securities at any time between the date on which any insider becomes aware of the Inside Information and the close of business on the second trading day after such Inside Information is publicly disclosed.

3.

In addition, no director or officer of Talphera, or any employee or other person who may have ongoing exposure to Inside Information because of the nature of their jobs, as specifically determined by the Chief Financial Officer or the General Counsel, may engage in a transaction (purchase or sale) in Talphera securities between the close of business on the day that is two weeks prior to the end of each fiscal quarter and the close of business on the second business day after the financial results of the Company’s operations for such quarter are publicly announced (the “Quarterly Blackout Period”). Any employee, director or officer whose has terminated his or her service during any Quarterly Blackout Period will continue to be subject to such Quarterly Blackout Period until its expiration.

4.

No officer, director or employee may engage in transactions in Talphera securities of a speculative nature at any time. All officers, directors and employees are prohibited from short- selling Talphera securities or engaging in transactions involving Talphera-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Talphera stock. This prohibition includes, but is not limited to, trading in Talphera-based put and call option contracts, transacting in straddles, and the like. However, as indicated below, holding and exercising options or other derivative securities granted under Talphera’s employee stock option or equity incentive plans is not prohibited by this policy.

5.

All directors and officers of Talphera, and any employees who may have ongoing exposure to Inside Information because of the nature of their jobs, as specifically determined by the Chief Financial Officer or the General Counsel, must inform the Chief Financial Officer or the General Counsel whenever they intend to execute a trade in Talphera securities, including the placing of limit orders. At the time of executing a trade in Talphera securities, such individuals will be responsible for verifying that Talphera has not imposed any restrictions on their ability to engage in trades. If the individual has not completed the trade within three (3) business days of notification of the intention to trade, then the individual must re-confirm with the Chief Financial Officer or the General Counsel that they intend to execute a trade and the individual must re-verify the nonexistence of any restrictions on such trade.

6.

The Chief Executive Officer, the Chief Financial Officer and the General Counsel have the authority to impose restrictions on trading in Talphera securities by appropriate individuals at any time, in addition to Quarterly Blackout Period imposed pursuant to paragraph 3 above, including any blackout periods imposed due to the occurrence or prospective occurrence of certain material events. In such event, Talphera management will notify the affected individuals, either personally or by email, to inform them of the restrictions. Any person made aware of the existence of such restrictions or event-specific blackout should not disclose its existence to any other person. The failure of management to designate a person as being subject to such restriction or event-specific blackout will not relieve that person of the obligation not to trade while aware of Inside Information.

7.

Any individual who has placed a limit order or open instruction to buy or sell Talphera securities shall bear responsibility for cancelling such instructions immediately in the event restrictions are imposed on their ability to trade in accordance with either paragraphs 3 or 6 above.

8.

Margin accounts or pledged securities are not permitted. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Talphera securities, directors, officers and other employees are prohibited from holding Talphera securities in a margin account or otherwise pledging Talphera securities as collateral for a loan.

9.

Hedging transactions or short sales are not permitted. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Talphera’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions. Short sales of Talphera’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Talphera securities by officers, directors and employees are also prohibited.

10.

The only exceptions to the policy are set forth below. It does not matter that the insider may have decided to engage in a transaction before learning of the Inside Information or that delaying the transaction might result in economic loss. It is also irrelevant that publicly disclosed information about Talphera might, even aside from the Inside Information, provide a substantial basis for engaging in the transaction. You simply cannot trade in Talphera securities or a Third Party’s securities while in possession of Inside Information about Talphera or such Third Party. The only exceptions to the policy are as follows:

(a)

Exercise of a stock option granted under Talphera’s equity incentive plans or any successor plan (as amended, the “Stock Plans”). Note that this exception does not include a subsequent sale of the shares acquired pursuant to the exercise of the option under the Stock Plans. Thus, any sale of shares as part of a broker-assisted cashless exercise of an option (e.g., through Charles Schwab & Co.), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option and/or related withholding taxes, is not covered under this exception and all insiders must comply with all the provisions of this policy with respect to such sales.

(b)	Acquisition of shares under the Talphera Employee Stock Purchase Plan, but this exception does not apply to a subsequent sale of the acquired shares.

(c)

Any surrender of shares by the stockholder to Talphera to satisfy the stockholder’s tax withholding obligations as a result of the issuance of shares upon vesting of restricted stock units or other equity awards granted under the Stock Plans. Note that this exception does not include a subsequent sale of the shares by the stockholder acquired upon vesting of restricted stock units granted under the Stock Plans, including any sale of the stock for the purpose of generating the cash needed to pay tax withholding taxes. This exception relates only to the surrender of shares directly to Talphera pursuant to the express terms of your equity award.

(d)

Bona fide gifts of securities are not deemed to be transactions for the purposes of this policy. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches and service organizations would clearly not be “transactions.” On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift not bona fide.

(e)	Any transaction specifically approved in writing in advance by the Chief Financial Officer or the General Counsel.

(f)

Sales made by an officer, director or employee pursuant to a qualified trading plan (a “Trading Plan”) that complies with and is approved in advance in accordance with the Company’s Rule 10b5-1 Trading Plan Policy (the “Trading Plan Policy), a copy of which is attached hereto as Annex A) (it being understood that a Trading Plan implemented prior to the establishment of the Trading Plan Policy on August 1, 2018 shall be deemed to be in compliance with this Insider Trading Policy provided that it complied with this Insider Trading Policy in effect at the time of the implementation of such Trading Plan). Please consult with the Chief Financial Officer or the General Counsel to determine the requirements under the Trading Plan Policy.

VI.	Procedural and Other Requirements for Transactions by Officers and Directors

The following procedures must be followed by Talphera officers and directors with respect to any purchase or sale of Talphera securities:

(a)

Despite the above provisions, there may be times when there exists a corporate basis for requesting that each officer or director refrain from trading in Talphera’s securities even though such trading would otherwise be permitted under Section V. In order to comply with this restriction, all purchases and/or sales by officers or directors shall be approved beforehand with the Chief Financial Officer or the General Counsel. This restriction does not apply to stock purchases (but not subsequent sales of such purchased shares)) under the Employee Stock Purchase Plan or to the exercise of stock options (but not subsequent sales of such purchased shares, including in connection with broker-assisted cashless exercise programs).

(b)

In connection with each transaction in Talphera securities, each officer and director is required to ensure (i) compliance with Rule 144, if required; and (ii) the preparation of the requisite Forms 3, 4 or 5 to be filed with SEC. The Company and its outside legal counsel may assist you in the preparation and filing of such forms.

(c)

In accordance with Regulation BTR under the Securities Exchange Act of 1934, as amended, no director or executive officer may, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Talphera (other than an exempt security) during any “blackout period'” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of Talphera's securities made pursuant to, and in compliance with, a Trading Plan established by a director or executive officer that meets the requirements of Rule 10b5-1; compensatory grants or awards of equity securities pursuant to a plan that, by its terns, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. Talphera will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

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ACKNOWLEDGEMENT

Please sign below acknowledging that you have read and agree to abide by Talphera’s Insider Trading Policy.

I received, reviewed and agree to be bound by Talphera’s Insider Trading Policy.

Dated:

Signature

Name:

Title:

Annex A

TALPHERA, INC.

RULE 10b5-1 TRADING PLAN POLICY

TALPHERA, INC.

RULE 10b5-1 TRADING PLAN POLICY

Purpose

This policy (the “Trading Plan Policy”) has been established by Talphera, Inc. (the “Company”) to:

●

assist the Company’s officers, directors and employees in meeting the requirements of the affirmative defense created by Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a manner that is consistent with the best interests of the Company; and

●	avoid the appearance of practices that might be viewed as abusive based on later developments.

Scope

This Trading Plan Policy defines procedures and guidelines for establishing (or, under exceptional and/or limited circumstances, modifying and terminating) trading plans under Rule 10b5-1 and provides for quantitative guidelines for selling shares of the Company’s common stock.

Responsibility

All persons subject to the Company’s Insider Trading Policy (the “Insider Trading Policy”) who seek to establish a Rule 10b5-1 trading plan relating to the Company’s securities (a “Trading Plan”) are required to adhere to this Trading Plan Policy.

Eligibility

All members of the Company’s Board of Directors and its employees are eligible to adopt a Trading Plan.

Policies

Rule 10b5-1 provides, subject to compliance with the applicable provisions of the rule, an affirmative defense for employees, officers, and directors against allegations of insider trading if the employee, officer or director’s transactions occur under a previously established written contract, plan or instruction.

1.	10b5-1 Trading Plans

1.1

It shall not be a violation of the Insider Trading Policy for any person subject to any “blackout” period (as described in the Insider Trading Policy) to sell (or purchase) securities of the Company under Trading Plans that comply with Rule 10b5-1, applicable state laws and this Trading Plan Policy, and are pre-cleared in advance by the applicable Trading Compliance Officer. For purposes of this Trading Plan Policy, the “Trading Compliance Officer” shall be the Company’s Chief Financial Officer and its General Counsel.

1.2	The Trading Plan must: (a) specify the amount, price and date of the transaction(s); or (b) include a written formula for determining amounts, prices and dates for the transaction(s).

For the purposes of a Trading Plan, the following definitions apply:

●	“amount” means a specified number of shares of the Company’s common stock or a specified dollar value of securities.

●	“price” means a market price on a particular date or a limit price, or a particular dollar price.

●

“date” means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution. In case of a limit order, “date,” means the day of the year when the order is in effect.

2.	Procedures for Adopting, Modifying and Terminating Trading Plans

2.1

Any person wishing to establish a Trading Plan under this Trading Plan Policy must first obtain written preclearance from a Trading Compliance Officer. The Company reserves the right to preclear or not preclear any proposed Trading Plan (or modification or termination of any existing Trading Plan) in his or her, or the Company’s, sole and absolute discretion and to require the termination or suspension of a Trading Plan at any time. In addition, to the extent that any proposed Trading Plan submitted for preclearance specifies the date or date(s) on which sales of the Company’s common stock are to be effected, the Company reserves the right, as part of the preclearance procedure, to require modifications or changes to those dates in its sole and absolute discretion.

2.2

The Company’s preclearance of a Trading Plan does not in any way constitute the rendering of financial, tax or legal advice to the person establishing a Trading Plan. Moreover, the Company’s preclearance of a Trading Plan does not constitute a representation or warranty that the Trading Plan is valid under Rule 10b5-1. It is the responsibility of the person who adopts a Trading Plan to ensure compliance with Rule 10b5-1.

2.3

A proposed Trading Plan (or modification or termination of any existing Trading Plan) shall comply with and/or include the following elements, as well as such additional terms and conditions as the Company may require, in its sole and absolute discretion, in any particular circumstance:

2.3.1

All Trading Plans must be in writing. In addition, except as otherwise approved in advance by the Company’s Chief Financial Officer or General Counsel, all Trading Plans must be entered into with Charles Schwab & Co. (or any successor thereto or affiliate thereof) (“Schwab”) on Schwab’s then standard form of Trading Plan, with any changes thereto as may be required by the Company in its sole and absolute discretion.

2.3.2

All Trading Plans must include or be accompanied by a written representation from the insider stating that the insider is not aware of any material non-public information at the time that the Trading Plan is established and that the insider intends for the Trading Plan to comply with, or that the Trading Plan is being entered into for the purpose of establishing a trading arrangement that complies with, the requirements of Rule 10b5-1.

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2.3.3

The Company will assess whether there is material information that has not been publicly disclosed at the time that a person wishes to enter into a Trading Plan (or to modify or terminate a previously adopted Trading Plan) or whether it is otherwise in the best interest of the Company for a person to enter into a Trading Plan at the proposed time or on the proposed terms. If there is any such undisclosed information or other determination, the Company may delay its approval of the Trading Plan until the information has been disclosed or until such time as is determined to be in the Company’s best interest.

2.3.4

No person may enter into, modify or terminate a Trading Plan during a blackout period in which the person is not permitted to purchase or sell pursuant to the Insider Trading Policy or when a person is aware of any material non-public information about the Company or its securities.

2.3.5	The Trading Plan must provide that the first trade under the Trading Plan shall not occur until at least 30 days after the date of adoption.

2.3.6	The Company may determine, and shall be entitled, to publicly disclose that a person has entered into a Trading Plan (by press release, web site posting, or other means of disclosure).

2.3.7	A Trading Plan should have a minimum term of at least six months and shall not have maximum term exceeding 24 months.

2.3.8

No person may (i) exercise any subsequent influence over how, when, or whether to effect purchases or sales pursuant his or her Trading Plan or (ii) communicate any material nonpublic information to the broker managing the Trading Plan. After the establishment of the Trading Plan, there should be no communications between the broker and the person maintaining the Trading Plan other than the broker providing notice of trades under the Trading Plan to such person.

2.3.9

No person may have in effect at any time more than one Trading Plan covering any shares beneficially owned by that person, except in connection with any program specifically arranged by the Company related to equity compensation arrangements.

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2.3.10

A person adopting a Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

2.3.11	No person may adopt a Trading Plan providing for the sale of shares of the Company’s common stock to be purchased on a future date under the Company’s Employee Stock Purchase Plan.

2.3.12

Although Rule 10b5-1 does not preclude terminating plans, committing to a Trading Plan structure and fully following through on the Trading Plan enhances the likelihood that the Rule 10b5-1’s affirmative defense will be available should the Trading Plan transactions be challenged. Moreover, the voluntary termination of a Trading Plan can call into question the validity of a subsequently adopted Trading Plan. In addition, the effectiveness of the affirmative defense afforded by a Trading Plan could be put at risk as a result of Trading Plan modifications. Accordingly, voluntary plan terminations and modifications are strongly discouraged under this Trading Plan Policy. As a result, any person adopting a Trading Plan must be prepared to allow the Trading Plan to run its full course, with no expectation of any ability to voluntarily terminate or modify the Trading Plan. The Company recognizes, however, that there may be exceptional and/or limited circumstances under which a Trading Plan modification or termination may be necessary or appropriate. In such event, the Company’s Chief Financial Officer or General Counsel may, in their sole and absolute discretion, approve in advance a Trading Plan modification or termination, with any such restrictions or conditions, including appropriate “cooling off” periods, as they may determine in their sole and absolute discretion

2.3.13

During the time period that a person has a Trading Plan in effect, such person should not trade in the Company’s securities outside of the Trading Plan. Trading the Company’s securities outside of a person’s Trading Plan can in certain circumstances put the validity of a person’s Trading Plan at risk. Notwithstanding the foregoing, if a person with a Trading Plan in effect desires to participate in a purchase and subsequent resale of shares of Company’s common stock pursuant to the Company’s Employee Stock Purchase Plan (“ESPP Shares”), the person may effect a sale of ESPP Shares outside of the Trading Plan provided that (1) any such sale of ESPP shares is effected at a when the trading window is open and not during a blackout period), (2) the person is at the time of such sale not in possession of material non-public information of the Company, and (3) the sale of ESPP Shares has been approved in advance by the Company’s Chief Financial Officer or the General Counsel.

2.3.14

A Trading Plan must contain procedures to ensure prompt compliance with (1) any applicable reporting requirements under Section 16 of the Exchange Act, (2) Rule 144 under the Securities Act of 1933 relating to any sales under the Trading Plan and (3) any suspension of trading or other trading restrictions that the Company imposes on sales under an approved Trading Plan. Compliance with these rules is ultimately the responsibility of each person, not the Company.

2.3.15	Section 16, Form 4 and Form 144 filings by an insider with the Securities and Exchange Commission must expressly indicate when transactions are made pursuant to a Rule 10b5-1 Trading Plan.

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